WNC HOUSING TAX CREDIT FUND VI, L.P.,
                                    SERIES 6



                         Supplement Dated July 9, 1998
                        To Prospectus Dated June 23, 1997


         This Supplement is part of, and should be read in conjunction with, the Prospectus of WNC Housing Tax Credit Fund VI, L.P., Series 6 ("Series 6") dated June 23, 1997 (the "Prospectus"). This Supplement supersedes all previous supplements. Capitalized terms used but not defined in this Supplement have the meanings given to them in the Prospectus.

TABLE OF CONTENTS

                                                                         Page

Termination of Series 5 Offering............................................2
Status of Series 6 Offering.................................................2
Investment Objectives and Policies .........................................2
Federal Income Tax Considerations...........................................3
Profits, Losses and Tax Credits.............................................3
Management .................................................................4
Experts.....................................................................4
Prior Performance Summary...................................................4
Financial Statements.....................................................FS-1
Prior Performance Tables..................................................A-1
First Amendment to Partnership Agreement..................................B-1


         As indicated in the chart which follows, the information presented herein either adds to or supersedes similar information included in the Prospectus, or constitutes information which has no corresponding information in the Prospectus.

Supplement Presentation                  Relationship to Prospectus Presentation

Termination of Series 5 Offering          New Information
Status of Series 6 Offering               New Information
Investment Objectives and Policies        Supersedes  a portion of  "Investment
                                          Objectives and Policies"
Federal Income Tax Considerations         Adds to or supersedes a portion of
                                          "Federal Income Tax Considerations"
Profits, Losses and Tax Credits           Supersedes a portion of "Profits and
                                          Losses for Tax Purposes, Tax Credits
                                          and Cash Distributions"
Management                                Adds to "Management"
Experts                                   Adds to "Experts"
Prior Performance Summary                 Adds to "Prior Performance Summary"
Financial Statements                      Adds to "Financial Statements"
Prior Performance Tables                  Adds to "Prior Performance Tables"
First Amendment to Partnership Agreement  Adds to "Partnership Agreement"


NOT TO BE USED IN ARIZONA, MAINE, MASSACHUSETTS, MINNESOTA, MISSOURI, NEBRASKA, PENNSYLVANIA, TENNESSEE OR TEXAS

TERMINATION OF SERIES 5 OFFERING

         As of the date hereof the Fund has terminated the offering of Units in Series 5.

STATUS OF SERIES  6 OFFERING

         The Fund is now offering a minimum of 1,400 Units in Series 6 on the terms set forth herein and in the Prospectus. A maximum of 25,000 Units may be sold. Series 6 and Series 5 have been organized as separate limited partnerships under California law and investors in Series 6 will have no rights or interests in the properties acquired by Series 5.

INVESTMENT OBJECTIVES AND POLICIES

         The principal investment objective of Series 6 is to provide Low Income Housing Credits to its investors in an amount of from $1,000 to $1,200 per Unit. See "Investment Objectives and Policies - Principal Investment Objectives" in the Prospectus. There can be no assurance that this objective will be satisfied. See "Summary of the Offering - Risk Factors" and "Risk Factors" in the Prospectus. In this regard, the Partnership Agreement utilizes a defined term to determine whether the Fund Manager can receive distributions from the sale of Apartment Complexes. The defined term is "Return on Investment." As set forth in the Prospectus, investors should note that the use of the term "Return on Investment" is not intended to suggest that this return will be provided to investors. It means only that if proceeds from the sale of Apartment Complexes are available after payment of all current and accrued fees and expenses, they will be distributed to investors before distributions to the Fund Manager. For purposes of Series 6 the term "Return on Investment" will mean 11% of "unreturned capital" (i.e., the capital contribution originally paid for a Unit, less distributions of Sale or Refinancing Proceeds) each year through 2008 and 6% of unreturned capital thereafter. See "Summary of the Offering - Profits and Losses for Tax Purposes, Tax Credits and Cash Distributions," "Summary of the Offering - Management Compensation," "Profits and Losses for Tax Purposes, Tax Credits and Cash Distributions" and "Management Compensation" in the Prospectus.

FEDERAL INCOME TAX CONSIDERATIONS

Tax Legislation

         On August 5, 1997, President Clinton signed into law the Taxpayer Relief Act of 1997 (the "1997 Act"). The 1997 Act includes many provisions, only a few of which are directly applicable to an investment in Series 6. The provisions of the 1997 Act that are material to an investment in Series 6 are summarized below.

         Tax Rates. The 1997 Act includes provisions that reduce the tax imposed on most net capital gains. See "Federal Income Tax Considerations - Other Important Tax Considerations - Tax Rates" in the Prospectus. These provisions utilize a two-tier approach to taxation of net capital gains.

         In the first tier, the maximum tax rate on net capital gains for individuals is reduced from 28% to 20%; the rate for individuals who would pay a 15% tax on net capital gains is reduced to 10%. Effective July 29, 1997, these new rates apply to assets held for more than 18 months. Assets held for more than 12 but less than 18 months may qualify for the maximum tax rate of 28%.

     In the second tier, which is effective for any taxable year beginning after December 31, 2000, the 20% rate is reduced to 18% for assets held more than five years; the 10% rate is reduced to 8% for assets held more than five years whenever acquired.

         These preferential rates do not apply to collectibles (e.g., fine art and jewelry), certain qualified small business stock, and certain gains on the sale of depreciable real property. In the case of a sale of depreciable real property, the taxation scheme is as follows: (i) the excess of accelerated depreciation over straight-line depreciation is taxed at ordinary income rates (there will be no such excess in the case of the sale of an Apartment Complex),
(ii) the balance of the depreciation is taxed at a top rate of 25%, and (iii) the balance of the gain is subject to the net capital gains rates described in the preceding paragraphs.

         The rates described above generally apply for purposes of both the regular tax and the alternative minimum tax.

         Alternative Minimum Tax. The corporate alternative minimum tax (see "Federal Income Tax Considerations - Other Important Tax Considerations - Alternative Minimum Tax" in the Prospectus) is repealed for small business corporations for taxable years ending after December 31, 1997. A corporation is a small business corporation in 1998 if its average gross receipts for the prior three years was less than $5,000,000. A corporation that meets the $5,000,000 test initially will be treated as a small business corporation in future years if its average gross receipts does not exceed $7,500,000.

         Another amendment made by the 1997 Act will reduce the impact of the alternative minimum tax. For assets placed in service after December 31, 1998, depreciation lives for regular tax purposes will also be used for alternative minimum tax purposes. See "Federal Income Tax Considerations - Other Important Tax Considerations Alternative Minimum Tax" in the Prospectus.

         General Business Tax Credit Limitations. As set forth in the Prospectus, the ability of taxpayers to use Tax Credits is subject to an annual limitation on the allowance of aggregate general business tax credits (which includes Tax Credits). See "Federal Income Tax Considerations - General Business Tax Credit Limitations" in the Prospectus. Effective for business tax credits arising in taxable years beginning after December 31, 1997, business tax credits limited by this rule are first carried back one year and then forward 20 years. Under prior law, such credits were first carried back three years and then forward 15 years.

Tax Shelter Registration Number

         The taxpayer identification number and tax shelter registration number of Series 6 are 33-0761578 and 97241000054, respectively. See "Federal Income Tax Considerations - Tax Shelter Registration" in the Prospectus.

PROFITS, LOSSES AND TAX CREDITS

         Pursuant to the power granted to it in Section 12.1.2 of the Partnership Agreement, the General Partner has amended the Partnership Agreement to provide that all items of Profits for Tax Purposes, Losses for Tax Purposes and Tax Credits which, under the Partnership Agreement would have been allocated 99% to the Unitholders and 1% to the General Partner, will instead be allocated 99.9% to the Unitholders and 0.1% to the General Partner. See "First Amendment to Partnership Agreement" included herein as Exhibit B.

MANAGEMENT

WNC Management, Inc.

     WNC Management, Inc., a California corporation which is wholly-owned by WNC & Associates, Inc., was organized in 1997 to manage certain of the properties invested in by partnerships sponsored by WNC & Associates, Inc. (including, possibly, Series 5 and Series 6). The officers and directors of WNC Management, Inc. are as follows: Thomas J. Riha (Chief Executive Officer/Director), David N. Shafer (Secretary/Director), Theodore M. Paul (Chief Financial Officer/Director), and Wilfred N. Cooper, Jr. (Director).

EXPERTS

         The balance sheet of WNC Housing Tax Credit Fund VI, L.P., Series 6 as of April 10, 1998 and the consolidated balance sheet of WNC & Associates, Inc. as of August 31, 1997 which are included in this Supplement and in the Registration Statement have been audited by Corbin & Wertz, independent certified public accountants, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

PRIOR PERFORMANCE SUMMARY

         The Sponsor directly and through its Affiliates has had significant prior experience in the syndication and management of real estate programs. From its formation through December 31, 1997, the Sponsor and its Affiliates have raised equity from more than 12,200 investors to acquire interests in more than 520 properties located in 37 states and one territory, and representing more than $860,000,000 in aggregate acquisition costs. The information which follows contains discussions as of December 31, 1997 of all of the prior real estate investment programs sponsored the Sponsor and its Affiliates.

         In addition to the Syndicated Partnerships for which the Sponsor has performed syndication and related services for third parties as discussed under "Management" in the Prospectus, as of December 31, 1997 the Sponsor and its Affiliates had sponsored a total of 15 public and 49 non-public real estate programs (excluding Series 6). As of December 31, 1997, these 64 programs had raised an aggregate of approximately $322,000,000 from more than 12,200 investors, and had invested in a total of 470 apartment properties at an aggregate acquisition cost of approximately $795,000,000 in the following jurisdictions:

                  Alabama           (16)             Montana                (1)
                  Arizona           (9)              Nebraska               (8)
                  Arkansas          (14)             New Mexico            (16)
                  California        (103)            North Carolina        (30)
                  Florida           (6)              Ohio                   (4)
                  Georgia           (6)              Oklahoma              (11)
                  Idaho             (2)              Oregon                 (5)
                  Illinois          (16)             Pennsylvania           (1)
                  Indiana           (4)              South Carolina        (14)
                  Iowa              (9)              South Dakota           (1)
                  Kansas            (3)              Tennessee             (28)
                  Kentucky          (2)              Texas                 (87)
                  Louisiana         (15)             U.S. Virgin Islands    (1)
                  Maryland          (2)              Virginia               (5)
                  Michigan          (3)              West Virginia          (1)
                  Minnesota         (1)              Wisconsin             (18)
                  Mississippi       (11)             Wyoming                (1)
                  Missouri          (16)

         Of these 64 programs, 13 public and 35 private real estate programs commenced their offerings during the period beginning January 1, 1987 (the "Prior Programs"). See "Public Programs Sponsored" and "Private Programs Sponsored" below. The Prior Programs were organized to invest in apartment complexes (by acquiring limited partnership interests in other limited partnerships which owned the apartment complexes) benefitting from Low Income Housing Credits and, in most instances, one or more other forms of Government
Assistance. See "Government Assistance Programs." As will be the case with respect to the Apartment Complexes in which the Partnership will invest, management and operational control of the properties in which the Prior Programs have invested is exercised by the general partners of the local limited partnerships.

Public Programs Sponsored

         The 13 public Prior Programs are WNC Housing Tax Credit Fund, L.P. ("HTCF"); WNC California Housing Tax Credits, L.P. ("CHTC"); WNC Housing Tax Credit Fund II, L.P. ("HTCFII"); WNC California Housing Tax Credits II, L.P. ("CHTCII"); WNC Housing Tax Credit Fund III, L.P. ("HTCFIII"); WNC California Housing Tax Credits III, L.P. ("CHTCIII"); WNC Housing Tax Credit Fund IV, L.P., Series 1 ("HTCFIV-1"); WNC Housing Tax Credit Fund IV, L.P., Series 2
("HTCFIV-2");   WNC   California   Housing  Tax  Credits  IV,  L.P.,   Series  4
("CHTCIV-4"); WNC California Housing Tax Credits IV, L.P., Series 5 ("CHTCIV-5"); WNC Housing Tax Credit Fund V, L.P., Series 3 ("HTCFV-3"); WNC Housing Tax Credit Fund V, L.P., Series 4 ("HTCFV-4"); and WNC Housing Tax Credit Fund VI, L.P., Series 5 ("HTCFVI-5"). Except for HTCFVI-5, each of the public Prior Programs had completed its offering as of December 31, 1997.

         Through December 31, 1997, the 13 public Prior Programs had raised an aggregate of approximately $161,856,000 in capital contributions from an aggregate of approximately 9,800 investors and invested in a total of 219 apartment properties located in the following jurisdictions:

                  Alabama          (14)              Mississippi           (7)
                  Arizona           (4)              Missouri              (6)
                  Arkansas          (5)              Nebraska              (7)
                  California       (48)              New Mexico            (8)
                  Florida           (1)              North Carolina       (15)
                  Georgia           (2)              Ohio                  (4)
                  Idaho             (1)              Oklahoma              (3)
                  Illinois          (8)              Oregon                (3)
                  Indiana           (4)              South Carolina        (1)
                  Iowa              (7)              South Dakota          (1)
                  Kansas            (2)              Tennessee             (6)
                  Kentucky          (1)              Texas                (41)
                  Louisiana         (3)              Virginia              (4)
                  Maryland          (1)              Wisconsin            (11)
                  Michigan          (1)

         The aggregate mortgage debt encumbering the properties was approximately $260,300,000 and the aggregate acquisition cost of the properties was approximately $375,516,000. At the times of the Prior Programs' investments therein 77 of the properties were existing apartment complexes and 142 were under development or construction by the local partnerships which own them.

         All of the public Prior Programs have as their principal investment objective providing Federal Low Income Housing Credits to their investors, and CHTC, CHTCII, CHTCIII, CHTCIV-4 and CHTCIV-5 have the additional objective of providing California Low Income Housing Credits.

         Certain information with regard to the public Prior Programs is set forth in the tables which follow:





                             Federal Credit Programs

                                                                                                                    Federal
Offering       Partnership                          Credits Received Per $10,000 Investment                         Credit Years
Commencement   Name            Total      1997    1996    1995     1994    1993    1992     1991   1990    1989     Remaining(1)
------------   ----            -----      ----    ----    ----     ----    ----    ----     ----   ----    ----     ------------
1989           HTCF          $11,580    $1,410  $1,410  $1,410   $1,410  $1,410  $1,410   $1,400   $1,640   $80     4
1990           HTCFII         10,460     1,450   1,450   1,450    1,460   1,380   1,210    1,300      760    --     6
1992           HTCFIII         6,570     1,570   1,570   1,520    1,190     680      40       --       --    --     8
1993           HTCFIV-1        4,120     1,430   1,360   1,010      320      --      --       --       --    --     9
1994           HTCFIV-2        3,090     1,130   1,050     700      210      --      --       --       --    --     9
1995           HTCFV-3         1,490       840     620      30       --      --      --       --       --    --     10
1996           HTCFV-4           330      190      140      --       --      --      --       --       --    --     11(2)
1997           HTCFVI-5           --        --      --      --       --      --      --       --       --    --     12

                     Federal and California Credit Programs

                                                                                                                   Federal
Offering       Partnership                          Credits Received Per $10,000 Investment                        Credit Years
Commencement   Name            Total      1997    1996    1995     1994    1993    1992     1991   1990   1989     Remaining(1)
------------   ----            -----      ----    ----    ----     ----    ----    ----     ----   ----  -----     ------------
1989           CHTC          $14,650    $  990  $  990   $ 990   $1,180  $1,720  $2,360   $2,590 $2,270 $1,560     4
1991           CHTCII         11,210     1,440   1,530   2,060    1,940   1,780   1,810      650     --     --     3(2)
1993           CHTCIII         6,420     1,790   1,970   1,800      800      60      --       --     --     --     9
1994           CHTCIV-4        3,810     1,760   1,340     710       --      --      --       --     --     --     9
1995           CHTCIV-5          980       980      --      --       --      --      --       --     --     --     10
-----------------
(1)  As of December 31, 1997.
(2)  These Prior Programs will generate a small amount of Tax Credits for four years beyond the stated number of years due to increases in qualified basis.


                                       7

Private Programs Sponsored


     As of December 31, 1997, the 35 private Prior Programs involved an aggregate of approximately $145,169,000 in commitments for capital contributions payable in installments from an aggregate of approximately 1,520 investors.
These private Prior Programs invested in a total of 208 apartment properties located in the following jurisdictions:

               Alabama              (2)       Missouri                   (8)
               Arizona              (4)       Montana                    (1)
               Arkansas             (9)       Nebraska                   (1)
               California           (44)      New Mexico                 (7)
               Florida              (5)       North Carolina             (13)
               Georgia              (3)       Oklahoma                   (5)
               Illinois             (7)       Oregon                     (2)
               Iowa                 (2)       Pennsylvania               (1)
               Kentucky             (1)       South Carolina             (7)
               Louisiana            (9)       Tennessee                  (21)
               Maryland             (1)       Texas                      (40)
               Michigan             (1)       Virginia                   (1)
               Minnesota            (1)       Wisconsin                  (7)
               Mississippi          (4)       Wyoming                    (1)

     The aggregate  mortgage debt  encumbering the properties was  approximately
$247,749,000   and  the  aggregate   acquisition  cost  of  the  properties  was
approximately $355,235,000.

     All of the 35 private Prior Programs have as their principal investment objective providing Federal Low Income Housing Credits to their investors, and 13 of the 35 programs have the additional objective of providing California Low
Income Housing Credits.

     Certain additional information with regard to the 35 private Prior Programs formed to provide Low Income Housing Credits is set forth in the tables which follow:



                                       8




                             Federal Credit Programs

Offering                                                                                                                Federal
Commence-  Partnership                                                 Credits Received Per $10,000 Investments(1)      Credit Years
ment       Name              Totals   1997    1996   1995    1994    1993   1992    1991   1990(3) 1989   1988    1987  Remaining(2)
--------   ----              ------   ----    ----   ----    ----    ----   ----    ----   ------- ----   ----    ----  ------------

1987       Pepper Tree (4)   15,000   $1,350  $1,470 $1,470  $1,470  $1,470 $1,470  $1,470 $2,370  $1,530  $  900 $  30     1
1987       East Bay          14,320      380   1,360  1,350   1,360   1,360  1,360   1,360  1,670   1,700   1,400 1,020     0
1987       Sequoia Manor     14,830    1,390   1,370  1,370   1,370   1,370  1,350   1,380  2,220   1,460   1,340   210     1
1987       Bayou             13,890    1,000   1,290  1,290   1,290   1,290  1,290   1,290  2,110   1,400   1,330   310     0
1987       Laurel Hill       13,950    1,180   1,320  1,320   1,320   1,320  1,320   1,300  2,090   1,320   1,230   230  1(5)
1988       Ridgetop          13,700    1,390   1,390  1,390   1,390   1,390  1,390   1,390  2,250   1,500     220    --  1(6)
1989       Alta Mesa         11,730    1,320   1,320  1,320   1,320   1,320  1,320   1,320  1,950     540      --    --     3
1990       WNC-90            10,050    1,400   1,400  1,400   1,400   1,400  1,400   1,400    250      --      --    --     3
1991       Shelter Resource
            XIX               9,360    1,440   1,440  1,440   1,440   1,440  1,440     720     --      --      --    --     4
1991       WNC Tax Credits
            XX                9,700    1,460   1,460  1,460   1,460   1,460  1,460     940     --      --      --    --     4
1991       WNC Tax Credits
            XXI               7,880    1,360   1,360  1,360   1,360   1,360  1,030      50     --      --      --    --     5
1992       WNC Tax Credits
            XXII              8,140    1,410   1,410  1,410   1,410   1,410  1,090      --     --      --      --    --     5
1992       WNC Tax Credits
            XXIII             7,840    1,400   1,400  1,400   1,400   1,370    870      --     --      --      --    --     5
1992       WNC Tax Credits
            XXV               6,440    1,380   1,380  1,380   1,280     870    150      --     --      --      --    --     7
1993       WNC Tax Credits
            XXVI              6,150    1,330   1,330  1,330   1,320     840     --      --     --      --      --    --     6
1993       WNC Tax Credits
            XXVIII            4,650    1,300   1,300  1,300     640     110     --      --     --      --      --    --     7
1993       WNC Tax Credits
            XXIX              4,530    1,310   1,290  1,110     790      30     --      --     --      --      --    --     8
1994       WNC Tax Credits
            XXX               3,560    1,230   1,220  1,000     110      --     --      --     --      --      --    --     8
1994       ITC I              4,390    1,530   1,670    780     410      --     --      --     --      --      --    --     9
1995       ITC II             1,950    1,290     590     70      --      --     --      --     --      --      --    --    10
1996       ITCIII               380      380      --     --      --      --     --      --     --      --      --    --    12
1997       ITCV                  20       20      --     --      --      --     --      --     --      --      --    --    12

                     Federal and California Credit Programs
Offering                                                                                                                Federal
Commence- Partnership                                          Credits Received Per $10,000 Investment (1)              Credit Years
ment      Name             Totals    1997    1996    1995    1994    1993    1992    1991  1990(3)    1989   1988  1987 Remaining(2)
--------  ----             ------    ----    ----    ----    ----    ----    ----    ----  -------    ----   ----  ---- ------------
1987      Beech Villa     $18,610  $  860  $1,360  $1,360  $1,350  $1,350  $1,350  $1,350   $2,670  $3,210 $3,210  $540     0
1988      Elmwood Villa    18,020     990     990     990     990     990   1,330   2,610    4,010   3,460  1,660    --     2
1988      Poplar Villa     17,620     970     970     970     970     970     970   2,280    3,420   3,410  2,690    --     0
1988      Olive Tree       17,460     970     970     970     970     970     970   1,620    3,990   3,310  2,720    --     1
1988      Pine Rock        16,470     940     940     940     940     880   1,220   3,280    3,810   3,240    280    --     2
1988      Mesa Verde       16,060   1,030   1,020   1,030   1,030   1,030   1,870   1,690    3,610   2,760    990    --     2
1988      Sunfield         15,650   1,340   1,340   1,340   1,340   1,340   1,340   1,650    3,090   2,080    790    --     2
1988      Foxglove         13,240   1,360   1,360   1,360   1,360   1,550   2,020   2,020    1,920     290     --    --     3
1989      Elliot Place     15,360   1,200   1,200   1,200   1,200   1,200   1,670   2,460    3,200   2,030     --    --     3
1990      Wheatridge       12,000   1,120   1,120   1,120   1,120   1,480   2,240   2,230    1,570      --     --    --     4
1992      WNC Tax Credits
            XXIV            9,850   1,260   1,260   1,740   2,180   2,180   1,230      --       --      --     --    --     5
1993      WNC Tax Credits
            XXVII           7,360   1,290   1,560   1,750   1,740   1,020      --      --       --      --     --    --     7
1997      CTC                 210     210      --      --      --      --      --      --       --      --     --    --     12

(1) Represents the return received by investors utilizing deferred payment purchase plans. In many instances the respective returns to cash investors were higher than those listed above inasmuch as the use of deferred payment purchase notes entailed the payment of interest.
(2)  As of December 31, 1997.
(3) In 1990 certain partnerships were permitted to, and did, elect to utilize 150% of the Federal Low Income Housing Credit otherwise allowable for 1990.
(4) Pepper Tree originally offered Federal Tax Credits only. After the investors were admitted to the Prior Program, the Local General Partners obtained California Low Income Housing Credits as well, which are not reflected in this chart.
(5) These Prior Programs will generate a small amount of Tax Credits for five years beyond the stated number of years due to increases in qualified basis.
(6) These Prior Programs will generate a small amount of Tax Credits for four years beyond the stated number of years due to increases in qualified basis.

Additional Information


          In a prior private program sponsored in 1981, WNC & Associates, Inc. became successor managing general partner in 1989 after the original managing general partner had misappropriated partnership accounts. Thereafter, using the proceeds from an RD loan, the property was substantially rehabilitated and continues to be owned and operated by the prior program. In a private program sponsored in 1996, a Local General Partner was removed by the Sponsor in 1997 after construction defects were discovered and the Local General Partner declared bankruptcy. The prior program purchased the bridge loan at its face value upon maturity thereof and construction has since been completed using other funds loaned by the Sponsor and the prior program. The Sponsor anticipates that the property will be listed for sale after receipt of a commitment for permanent financing. In a public program sponsored in 1993, a Local General Partner was removed by the Sponsor in 1997 after the Local General Partner violated provisions of the Local Limited Partnership Agreement. The remaining Local General Partner, which is an agency of the county in which the property is located, will be replaced by the Sponsor or an experienced non-profit agency. In 1997 five properties owned by four prior private programs and developed by the same Local General Partner were the subject of notices of adjustment wherein the IRS claims that development fees to the Local General Partner were not property includable in the depreciable basis of the respective properties. Each of the Local Limited Partnerships and the prior private programs has filed a petition for readjustment before the United States Tax Court. Also in 1997, the Local General Partner of three Local Limited Partnerships which were invested in by a prior private program sponsored in 1984 transferred the properties of the Local Limited Partnerships to the same transferee without seeking the approval of the prior program. The transfers were made in consideration of relief of indebtedness owed by the Local General Partner. Each of the Local Limited Partnerships has brought an action to have the transfer set aside and to remove the Local General Partner. As the properties are located in three states, three suits have been commenced.

          Additional information with regard to certain of the Prior Programs is set forth in Tables I, II, III and V which comprise Exhibit A to this Supplement. Reference also is made to Table VI which describes in greater detail the properties in which these Prior Programs have invested. Table IV has been omitted since none of the prior programs has completed operations.

          There will be made available to any prospective investor upon request and without charge, a copy of Table VI and upon request, for a reasonable fee, copies of the most recent report on Form 10-K filed by any of the public Prior Programs with the Securities and Exchange Commission.

                              FINANCIAL STATEMENTS


                                      INDEX
                                                                           Page

WNC Housing Tax Credit Fund VI, L.P., Series 6
  Independent Auditors' Report ........................................... FS-2
  Balance Sheet, April 10, 1998 .......................................... FS-3
  Notes to Balance Sheet...................................................FS-4

WNC & Associates, Inc.
  Independent Auditors' Report.............................................FS-6
  Consolidated Balance Sheets, March 31, 1998
     (Unaudited) and August 31, 1997.......................................FS-7
  Notes to Consolidated Balance Sheet......................................FS-8



















wncnat6-e1/fs1.wpd                      FS-1

                          INDEPENDENT AUDITORS' REPORT



To the Partners
WNC Housing Tax Credit Fund VI, L.P., Series 6


We have audited the accompanying balance sheet of WNC Housing Tax Credit Fund VI, L.P., Series 6 (a California limited partnership) (a development-stage enterprise) (the "Partnership") as of April 10, 1998. The balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our  opinion,  the  accompanying  balance  sheet  referred to above  presents fairly,  in all material  respects,  the  financial  position of WNC Housing Tax
Credit Fund VI, L.P., Series 6 (a California limited partnership) (a development-stage enterprise) as of April 10, 1998 in conformity with generally accepted accounting principles.





                                                                CORBIN & WERTZ

Irvine, California
April 16, 1998

                 WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 6
                       (A California Limited Partnership)
                        (A Development-Stage Enterprise)

                                  BALANCE SHEET

                                 April 10, 1998






                                     ASSETS

Cash                                                       $           1,000

Due from general partner (Note 3)                                        100
                                                            ----------------
                                                           $           1,100
                                                            ================


                        LIABILITIES AND PARTNERS' CAPITAL

Commitments and contingencies (Note 2)

Partners' capital (Note 1):
   General partner                                         $             100
   Original limited partner                                            1,000
                                                            ----------------

         Total partners' capital                                       1,100
                                                            ----------------
                                                           $           1,100
                                                            ================

                     See accompanying notes to balanc
                                      FS-3

                      WNC HOUSING TAX CREDIT FUND VI, L.P.
                       (A California Limited Partnership)
                        (A Development-Stage Enterprise)

                             NOTES TO BALANCE SHEET

                                 April 10, 1998



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

     WNC Housing Tax Credit Fund VI, L.P., Series 6 (the pursuant to the laws of California on March 6, 1997 and has not commenced operations. The Partnership was formed to invest primarily in other limited partnerships which will own and operate multi-family housing complexes that will qualify for low income housing credits.

     The general partner is WNC & Associates, Inc. (tWilfred N. Cooper, Sr., through the Cooper Revocable Trust, owns 70% of the outstanding stock of WNC & Associates, Inc. John B. Lester, Jr. is the original limited partner of the Partnership and owns, through the Lester Family Trust, 30% of the outstanding stock of WNC & Associates, Inc. (see Note 2 below).

Allocations Under the Terms of the Partnership Agreement

The General Partner has a 1% interest in operating profits and losses, taxable income and losses and cash available for distribution from the Partnership. The limited partners will be allocated the remaining 99% of these items in proportion to their respective investments.

After the limited partners have received proceeds from a sale or refinancing equal to their capital contributions and their return on investment (as defined in the Partnership's Agreement of Limited Partnership) and the General Partner has received a subordinated disposition fee (as described in Note 2 below), any additional sale or refinancing proceeds will be distributed 90% to the limited partners (in proportion to their respective investments) and 10% to the General Partner.

 NOTE 2 - COMMITMENTS AND CONTINGENCIES

The Partnership is offering up to 25,000 limited partnership units at $1,000 per unit (the "Units"). The accompanying balance sheet does not include certain Partnership legal, accounting, and other organization and offering costs paid and to be paid by the General Partner and/or affiliates of the General Partner. If the minimum offering amount of $1,400,000 is raised, the Partnership will be required to reimburse the General Partner and/or its affiliates for such fees out of the proceeds of the offering, up to certain maximum levels set forth below. In the event the Partnership is unable to raise the minimum offering amount, the General Partner will absorb all organization and offering costs.

                 WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 6
                       (A California Limited Partnership)
                        (A Development-Stage Enterprise)

                       NOTES TO BALANCE SHEET - CONTINUED

                                 April 10, 1998



NOTE 2 - COMMITMENTS AND CONTINGENCIES, continued

The reader of this financial statement should refer to the WNC Housing Tax Credit Fund VI, L.P., Series 5 and Series 6 prospectus dated June 23, 1997, as supplemented, for a more thorough description of the Partnership, and the terms and provisions thereunder.

The Units are being offered by WNC Capital Corporation, a wholly-owned subsidiary of the General Partner.

If the minimum offering amount of $1,400,000 is raised, the Partnership will be obligated to the General Partner or affiliates for certain acquisition, management and other fees as set forth below:

         Acquisition fees up to 7.0%, as defined, of the gross proceeds from the sale of Units.

         Reimbursement for organizational, offering, dealer-manager, selling and acquisition expenses advanced by the General Partner or affiliates on behalf of the Partnership. These reimbursements plus all other organizational and offering expenses inclusive of sales commissions and dealer-manager fees will not exceed 14.5% of the gross proceeds.

         An annual  management fee equal to 0.2% of the invested assets (defined
         by  the  Partnership's   capital   contributions   plus  its  allocable
         percentage of the permanent financing) of the limited partnerships.

         A subordinated disposition fee in an amount equal to 1% of the sales price of real estate sold. Payment of this fee is subordinated to the limited partners receiving distributions equal to their capital contributions and their return on investment (as defined in the Partnership's Agreement of Limited Partnership) and is payable only if services are rendered in the sales effort.

NOTE 3 - DUE FROM GENERAL PARTNER

The general partner's capital contribution was collected prior to the issuance of this financial statement. Accordingly, such has been reflected as a receivable on the accompanying balance sheet as of April 10, 1998.

NOTE 4 - INCOME TAXES

The Partnership will not incur a provision for income taxes since all income taxes and losses will be allocated to the Partners for inclusion in their respective returns.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
WNC & Associates, Inc.


We have audited the consolidated balance sheet of WNC & Associates, Inc. and subsidiaries (the "Company") as of August 31, 1997. This consolidated balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of WNC & Associates, Inc. and subsidiaries as of August 31, 1997 in conformity with generally accepted accounting principles.





                                                                CORBIN  & WERTZ

Irvine, California
November 5, 1997

                     WNC & ASSOCIATES, INC. and SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
            March 31, 1998 (Unaudited) and August 31, 1997 (Audited)






ASSETS                                         March 31, 1998   August 31, 1997
                                              (Unaudited)       (Audited)

Cash                                           $128,815          $259,554
Fees receivable, net (Note 2)                   548,917           179,646
Loans to property developers (Notes 3 and 6)  1,346,286           674,846
Offering costs advanced                         154,437           518,079
Due from partnerships                         1,642,871         1,958,933
Advances to partnerships                        293,375           117,571
Deferred income taxes                            45,127           180,527
Property and equipment, net (Note 4)            396,061           365,532
Other assets (Note 5)                           327,954           318,785
                                                -------           -------

                                             $4,883,843        $4,573,473

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Notes payable to bank (Note 6)               $1,181,662          $600,000
Accounts payable and accrued expenses           111,427           416,684
Income taxes payable                             52,590           335,427
Interest payable (Note 6)                             0            16,200
Due to partnership                                    0            30,000
Accumulated losses of partnerships in excess of
 investments                                    427,655           367,701
Capitalized lease obligations (Note 8)           68,465            98,469
                                                 ------            ------
  Total liabilities                           1,841,799         1,864,481

Commitments and contingencies (Note 8)

Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares
  authorized, none issued
Common stock, no par value, 1,000,000 shares
  authorized, 104,750 issued and outstanding in
  1998 and 1997                                 177,677            177,677
Retained earnings                             2,864,367          2,531,315
                                              ---------          ---------
  Total stockholders' equity                  3,042,044          2,708,992
                                              ---------          ---------

                                             $4,883,843         $4,573,473
                                             ==========         ==========

              See accompanying notes to consolidated balance sheets
                                      FS-7
wncnat6-e1wnc398fs.doc

                     WNC & ASSOCIATES, INC. and SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
            March 31, 1998 (Unaudited) and August 31, 1997 (Audited)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

WNC & Associates, Inc. (a California corporation) (the "Company"), acts as a corporate general partner and syndicator of both public and private placement real estate partnerships (the "Partnerships"), which invest in apartment complexes throughout the United States, the majority of which are government assisted apartment complexes that qualify for low income housing tax credits.

The Company is the general partner of various Partnerships which own government assisted housing apartment complexes (either directly or indirectly through other partnership interests). The majority of the Partnerships' apartment complexes are subsidized through various United States governmental low-income housing programs. The Company's interest in the profits and losses of each Partnership, as general partner, varies between one-quarter and five percent.

Principles of Consolidation

The accompanying consolidated balance sheet includes the accounts of the Company and its wholly owned subsidiaries, WNC Capital Corporation and WNC Management, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

WNC Capital Corporation was incorporated on February 23, 1994 and is registered with the Securities and Exchange Commission as a broker/dealer in securities. WNC Capital Corporation does not carry customers' accounts or hold securities for the accounts of its customers. WNC Capital Corporation provides wholesaling services to affiliates of the Company. WNC Management, Inc. was incorporated in California on April 28, 1997 and is in the business of providing property management services to government assisted apartment complexes. WNC Management, Inc. provides management services to affiliates of the Company.

Interim Financial Statements

The financial information presented as of March 31, 1998 is prepared in conformity with generally accepted accounting principles and such principles are applied on a basis consistent with those reflected in the Annual Report for the year ended August 31, 1997. The financial information presented herein as of March 31, 1998 has been prepared by management without audit by independent certified public accountants who do not express an opinion thereon. The balance sheet presented as of March 31, 1998 has been derived from, but does not include all the disclosures contained in the audited balance sheet as of August 31, 1997. The information furnished as of March 31, 1998 includes all adjustments (consisting of only normal recurring accruals), which are, in the opinion of management, necessary for a fair presentation of financial position as of the interim date.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, as well as

                     WNC & ASSOCIATES, INC. and SUBSIDIARIES
                NOTES TO CONSOLIDATED BALANCE SHEETS - CONTINUED
            March 31, 1998 (Unaudited) and August 31, 1997 (Audited)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

disclosure  of  contingent   assets  and   liabilities  at  the  date  of  these
consolidated balance sheets. Actual results could materially differ from those estimates.

Fair Value of Financial Instruments

The consolidated balance sheets contain financial instruments whereby the fair market value of the financial instruments could be different than those recorded on a historical basis in the accompanying consolidated balance sheets. The Company's financial instruments consist of cash, fees receivable, loans to property developers, offering costs advanced, due from and advances to Partnerships, note payable to bank, accounts payable and due to Partnership. Management believes that the carrying amounts of the Company's financial instruments generally approximate their fair market values at March 31, 1998 (unaudited) and August 31, 1997 (audited). In the case of certain financial instruments which are non-interest bearing, it was not practical to determine fair market values due to the lack of a market for such financial instruments.

Concentration of Credit Risk

The Company, at times, maintains cash balances at certain financial institutions in excess of the federally insured amounts.

Risks and Uncertainties

Net Capital Requirements

WNC Capital Corporation, as a broker/dealer, is required under provisions of Rule 15c-1 of the Securities and Exchange Act of 1934 to maintain a ratio of aggregate indebtedness to net capital, as defined, not to exceed 15 to 1. The basic concept of the rule is liquidity, its objective being to require a broker or dealer to have, at all times, sufficient liquid assets to cover its current indebtedness. WNC Capital Corporation is also required to maintain a minimum net capital of the greater of $5,000 or 6.67% of aggregate indebtedness, as defined. At March 31, 1998 and August 31, 1997, WNC Capital Corporation had net capital of $131,236 (unaudited) and $52,770 (audited), respectively, which are in excess of the required minimum capital and which represent a ratio of aggregate indebtedness to net capital of .97 to 1 (unaudited) and 3.60 to 1 (audited), respectively.

Registration

WNC Capital Corporation must register with state departments which govern compliance with securities laws in the states in which it does business. Various regulatory requirements exist in each state with which WNC Capital Corporation must comply. Because of the various compliance laws, there is a risk that one or more regulatory authorities could determine that WNC Capital Corporation has not complied with securities laws necessary for it to conduct business in a given state. Regulatory actions, if ever taken, could have a material adverse effect on WNC Capital Corporation's financial condition.

Fees Receivable

Fees receivable consist of syndication fees due from various Partnerships in which the Company acts as general partner. Certain syndication fees are received by the Company from the Partnerships as the limited partners make their capital contributions to the Partnerships.

Loans to Property Developers

Loans to property developers are comprised of amounts loaned to or deposits made to the general partners of limited partnerships in which the Partnerships have or will have an equity interest. All such loans receivable are secured by the respective general partner's interest in the limited partnerships. In the event a property is not acquired, deposits may not be refunded to the Company. Accordingly, such amounts are written off in the period determined by management that a property will not be acquired and the deposit will not be refunded.

Offering Costs Advanced

Offering costs advanced represent funds that the Company advances to the Partnerships for certain costs and expenses to produce the offering materials and to qualify the Partnership interests for sale under the various state or federal securities laws. Such advances are repaid to the Company out of the Partnerships' initial capital proceeds and may be subject to limitations as defined in the individual partnership agreements.

Due From Partnerships

Due from Partnerships consists of amounts advanced to Partnerships which invest in apartment complexes. Such amounts are invested by the Partnerships in apartment complexes as capital contributions pursuant to partnership agreements. Such amounts are non-interest bearing and are due upon the Partnerships collection of proceeds from sales of Partnership units. As March 31, 1998 and August 31, 1997, the Company had amounts due from four and two Partnerships which represent 82% (unaudited) and 72% (audited), respectively, of the total due from Partnerships.

During the year ended August 31, 1997, the Company loaned $1,035,509 (audited) to a Partnership which invested the funds into a property in Mississippi which was under construction. During fiscal 1997, it was determined by the Company that the property under construction had certain structural defects which resulted in material cost overruns. Management determined the estimated possible impairment of this loan to be $500,000 (audited). Accordingly, such was reserved for during the year ended August 31, 1997 (see Note 8).

Organization Costs

Organization costs consist principally of legal and regulatory fees incurred to incorporate WNC Capital Corporation and obtain the necessary approvals to commence operations. These costs, totaling $14,797 at March

31, 1998 (unaudited) and August 31, 1997 (audited), are being amortized over a five year period on a straight-line basis and are included in other assets in the accompanying consolidated balance sheets.

Accumulated amortization at March 31, 1998 and August 31, 1997 was $12,096 (unaudited) and $10,369 (audited), respectively.

Property and Equipment

Property and equipment and improvements which extend the economic life of assets are recorded at cost and are depreciated using the straight-line method over the estimated useful life of the related asset, generally from three to five years. Leasehold improvements and capitalized leases are amortized over the shorter of the life of the lease or estimated useful life of the related asset.

Investments in Partnerships

The Company records its investment in the Partnerships using the equity method, which recognizes the Company's proportionate share of income or loss as an increase or decrease in the investment in the Partnership. As the Company acts as the general partner, losses in excess of the Company's investment are recorded as accumulated losses of Partnerships in excess of investments.

Revenue Recognition

Syndication fees, which represent fees for selecting, evaluating, structuring, negotiating and closing Partnership investments in apartment complexes, are recognized at the time the Partnership's initial capital offerings are completed and the Company's contractual obligations have been fulfilled. Syndication fees receivable that are scheduled to be collected more than one year from the Company's year end are discounted to reflect their present value.

Management fees, which represent an annual free for providing administrative and management services for Partnerships and their investments, are recognized as earned and the extent that such fees are deemed to be collectible, generally on a cash basis.

Commission revenue earned and related expenses associated with the operations of WNC Capital Corporation are recorded when the related services are performed.

Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting For Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date.

NOTE 2 - FEES RECEIVABLE

Aggregate annual future minimum collections as of March 31, 1998 and August 31, 1997 total $548,917 (unaudited) and $179,646 (audited), respectively. Both amounts are all collectible in 1998.

At March 31, 1998, (unaudited), fees receivable from one limited partnership represented 92% of total fees receivable. At August 31, 1997 (audited), fees receivable from three Partnerships represented 45%, 32% and 19%, respectively, of total fees receivable.

NOTE 3 - LOANS TO PROPERTY DEVELOPERS

Loans to property developers consist of the following:

                                                March 31, 1998  August 31, 1997
                                               (Unaudited)      (Audited)
Notes receivable due November 1997, with
 interest at the Company's borrowing rate                   $0         $150,300
Notes receivable  past due, generally with
 interest at the Company's borrowing rate secured by
 the borrowers interest in the properties to be
 constructed for which amounts are borrowed                  0          524,546
Notes  receivable due September  1998,
 generally with interest at the Company's
 borrowing  rate secured by the  borrowers'
 interest in the  properties  to be
 constructed  for which  amounts are  borrowed.
Interest will be waived if the
 acquisition is consummated by the loans' due
 dates.                                                245,000                0
Note receivable with interest at 1% per annum.
 Payments of interest and principal are to be
 made from  available  cash flow.  Loan matures
 in the year 2037 and is secured the underlying
 apartment  complex.  This  loan will be
 subordinated in June when the property obtains
 additional  financing from an
 unrelated financial institution.                    1,101,286                0
                                                     ---------    -------------

                                                    $1,346,286         $674,846
                                                     =========    =============

The Company's borrowing rate at March 31, 1998 (unaudited) and August 31, 1997 (audited) was 8.75%.

The Company has loans to two property developers at March 31, 1998 (unaudited) which represent 82% and 11% respectively, of total loans to property developers. The Company has loans to two property developers at August 31, 1997 (audited) which represent 49% and 42%, respectively, of total loans to property developers.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                              March 31, 1998    August 31, 1997
                                                  (Unaudited)         (Audited)

Furniture, fixtures and computer software           $481,466           $401,937
Leasehold improvements                                61,801             61,801
Equipment subject to capital leases (see Note 8)     205,019            205,019
                                                   ---------            -------
                                                     748,286            668,757
Less accumulated depreciation and amortization      (352,225)          (303,225)
                                                   ---------          ---------
                                                    $396,061           $365,532
                                                   =========          =========

NOTE 5 - OTHER ASSETS

Other assets consist of the following:
                                              March 31, 1998    August 31, 1997
                                                  (Unaudited)          (Audited)

Real estate joint venture costs                     $182,230           $182,230
Due from officers and stockholders (Note 8)           86,000             92,000
Deposits, advances and other                          57,023             40,127
Organization costs                                     2,701              4,428
                                                       -----              -----
                                                    $327,954           $318,785
                                                     =======            =======

NOTE 6 - NOTES PAYABLE

On April 15, 1997, the Company renewed and changed the terms of its previous line-of-credit with a bank. The renewal created two lines-of-credit. One line-of-credit allows for borrowings of up to $1,500,000 at the bank's index rate plus 0.25% and is unsecured. There were $1,181,662 (unaudited) and $600,000 (audited) of borrowings under this arrangement as of March 31, 1998 and August 31, 1997, respectively. The other line-of-credit allows for borrowings of up to $2,500,000 at the bank's index rate plus 0.25% and is secured by assignment of the Company's interest in Partnership properties to be acquired for which amounts are borrowed. This $2,500,000 line-of-credit is personally guaranteed by the majority stockholder of the Company. There were no amounts outstanding under this arrangement as of March 31, 1998 (unaudited) and August 31, 1997 (audited).

The bank's index rate was 8.75% at March 31, 1998 (unaudited) and August 31, 1997 (audited), respectively.

NOTE 7 - INCOME TAXES

The deferred tax liability of $45,127 (unaudited) and $180,527 (audited) as of March 31, 1998 and August 31, 1997, respectively, represents primarily the difference between the treatment of the reserve for an advance due from a partnership (see Note 1) for financial statement purposes and for tax return purposes.

NOTE 8- COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space, automobiles and furniture under operating leases and certain equipment under capital leases. Aggregate monthly capital lease payments amount to $3,631 (audited) as of August 31, 1997. The leases are non--cancelable and require future minimum lease payments as of August 31, 1997 (audited) as follows:

                                              Capitalized          Operating
                                                   Leases             Leases
Fiscal year:
 1998                                             $52,089           $141,730
 1999                                              30,504            131,716
 2000                                              14,059             38,811
 2001                                              12,564             15,132
 2002                                               5,235              8,827
                                                    -----              -----
 Total minimum lease payments                    $114,451           $336,216
Less amounts representing interest at rates
 ranging from 9.5% to 12.5%                       (15,982)
                                                 --------
Present value of future minimum capitalized
 lease obligations                                $98,469
                                                 ========
Litigation

The Company serves as a limited and general partner to a certain limited partnership. The Company loaned to the limited partnership $1,601,000 (unaudited) and $1,035,509 (audited), at March 31, 1998 and August 31, 1997, respectively, for development of the property. The developed property incurred significant cost overruns due to defects in construction. As a result of such defects, the Company removed and replaced the local general partner. In this capacity, construction was completed by the Company. The limited partnership has filed suit against the architects and contractors. There have been various claims filed against the limited partnership and certain liens placed on the property. The ultimate outcome of the aforementioned actions are unknown at this time. The Company has reserved $500,000 of its due from partnerships in connection with various claims filed. Management of the Company does not believe that the additional effect on the consolidated balance sheet upon the ultimate disposition of the aforementioned actions will be material.

Equity Participation Agreement

The Company has an equity participation agreement with a key officer of the Company and his spouse. This agreement provided for an investment of $80,000 by the Company to acquire a 50% interest in certain real property owned by the key officer and his spouse, which was later converted into rental property. Pursuant to terms of this agreement, all income and loss arising from the operations of the rental property, including the allocation of income and losses upon a sale or refinance shall be allocated
50% to the Company and 50% to the key officer and his spouse.

Due From Officers and Stockholders

In April 1993, an officer and the Company's majority stockholder borrowed $55,000. This note bears interest at 7.5% per annum. The maturity date of the note was extended along with accrued interest to March 31, 1999. The note, together with accrued interest, is included in other assets in the accompanying consolidated balance sheet.

During 1994, an officer and stockholder of the Company borrowed $25,000. This note bears interest at 7.5% per annum. The maturity date of the note was extended along with accrued interest to March 31, 1999. The note, together with accrued interest, is included in other assets in the accompanying consolidated balance sheet.

                                    EXHIBIT A
                            PRIOR PERFORMANCE TABLES


         The tables set forth below present financial information with respect to programs which were sponsored by the Sponsor. Each of these programs is considered to have investment objectives similar to those of the Fund in that they each own interests in local limited partnerships which own properties generating low income housing credits or, in the case of Shelter Resource Fund, benefitting from some other form of Government Assistance. However, the principal investment objective of Shelter Resource Fund was to provide income tax losses which its investors could use to offset income from other sources. None of these tables is covered by the reports of independent public accountants set forth in this document.

         For additional information as to the investment objectives and policies of such prior programs see "Prior Performance Summary." Additional information concerning prior performance is included in Part II of the Registration
Statement of the Fund and for the public programs in the Form 10-K annual reports. Copies of these 10-K Forms are available to any investor upon request to the Sponsor. Any such request should be directed to 3158 Redhill Avenue, Suite 120, Costa Mesa, California 92626.

         The purpose of the tables is to provide information on the prior performance of these partnerships so as to permit a prospective purchaser of the Units to evaluate the experience of the Sponsor in sponsoring such limited partnerships. The tables consist of:

         Table I           Experience in Raising and Investing Funds
         Table II          Compensation to Sponsor
         Table III         Operating Results of Prior Programs
         Table V           Sales or Disposals of Properties

         Table IV has been omitted since none of the prior programs which were sponsored by the Sponsor have completed operations.

Definitions

The following terms used in the prior performance tables have the following meanings:

"Acquisition Cost" includes all costs related to the acquisition of partnership interests, including equity contributions, acquisition and selection fees payable to the general partners and other fees and expenses incident to the acquisition of partnership interests.

"Capital Contributions" represents the contributions by investors in the prior partnerships.

"GAAP" means generally accepted accounting principles.

"Months to Invest 90% of Amount Available for Investment" means the length of time, in months, from the offering date to the date of the closing of properties which, in the aggregate, represented the investment commitment of 90% of the amount available for investment.

"Percent leverage" means mortgage financing divided by total acquisition costs.

         IT SHOULD NOT BE ASSUMED THAT INVESTORS IN THIS OFFERING WILL EXPERIENCE RETURNS, IF ANY, COMPARABLE TO THOSE EXPERIENCED BY INVESTORS IN THE PARTNERSHIPS DESCRIBED IN THE FOLLOWING TABLES. INVESTORS WILL NOT HAVE ANY INTEREST IN ANY OF THE PARTNERSHIPS DESCRIBED IN THE TABLES OR IN ANY OF THE PROPERTIES OWNED BY THE LOCAL LIMITED PARTNERSHIPS IN WHICH THOSE PARTNERSHIPS HAVE INVESTED AS A RESULT OF THE ACQUISITION OF UNITS.

                                     TABLE I

TABLE I provides information regarding the raising and investing of funds by partnerships sponsored by the Sponsor which raised funds during the three years ended December 31, 1997. The table presents the aggregate dollar amount of the offering, the percentage of dollars raised which were used to pay offering costs, establish reserves and acquire investments, as well as information regarding percent of leverage and the timing for both raising and investing funds. The information concerns investor capital contributions as the sole source of funds for investment and excludes the nominal capital contributions by the general partners.










                                     TABLE I
                    EXPERIENCE IN RAISING AND INVESTING FUNDS
                      (January 1, 1995 - December 31, 1997)



                                         HTCF IV-2         %     CHTC IV-4         %     HTCF V-3           %


Dollar amount offered                  $20,000,000             $25,000,000            $25,000,000
                                       ===========                                    ===========


Dollar amount raised                    15,241,000     100.0    11,099,000     100.0   17,559,000       100.0

Less offering expenses:
  Selling commissions &
discounts paid to non-affialiates        1,000,500       6.6       554,000       4.9    1,058,700         6.0
  Oganizational expenses (a)               969,900       6.4       827,000       7.5    1,062,900         6.1

Reserves                                   241,600       1.7       387,000       3.5      349,000         2.0
                                           -------       ---       -------       ---  -----------         ---
Percent invested as of
  close of offering                     13,029,000      85.3     9,331,000      84.1   15,088,400        85.9

Acquisition costs:
  Prepaid items and fees
   related to purchase of
   property                                136,000       0.9        80,000       0.7       80,000         0.5
  Cash down payments (b)                11,835,000      77.5     8,590,000      77.4    14,000000        79.7
  Acquisition fees                       1,058,000       6.9       661,000       6.0    1,008,400         5.7
  Other                                                  -.-                     -.-            -         -.-
                                           -------       ---       -------       ---        -----         ---


Total acquisition cost                  13,029,000      85.3     9,331,000      84.1   15,088,400        85.9

Percentage leverage (mortgage
  financing divided by total
  acquisition cost)
                                               66%                     60%                    70%

Date offering began                           9/94                    9/94                   7/95

Length of offering (months)                     13                      12                     11

Months to invest 90% of
  amount available for
  investment (measured from
  beginning of offering)                        17                      15                     21
-------------------------------

(a) Consists of estimated legal, accounting, printing and other organization and offering expenses paid by the partnership directly or indirectly through the sponsor.
(b) Represents the capital contributions of the partnership paid or the required payments to be paid to the local limited partnerships.
(c) Selling commissions were first paid to an affiliated broker-dealer which reallowed all selling commissions to non-affiliates.



                                      A-4
                                   UNAUDITED




                                     TABLE I


                    EXPERIENCE IN RAISING AND INVESTING FUNDS
                      (January 1, 1995 - December 31, 1997)



                                       HTCFV-4 (d)        %      CHTC IV-5 (d)    %        HTCF VI-5       %
                                                                                               (d)(e)

Dollar amount offered                  $25,000,000               $25,000,000             $25,000,000
                                       ===========               ===========             ===========

Dollar amount raised                    21,920,450    100.0        6,253,000    100.0      9,795,400    100.0

Less offering expenses:
  Selling commissions & discounts
   paid to non-affiliates (c)            1,579,000      7.2          296,000      4.7        650,500      6.6
  Organizational expenses (a)            1,348,000      6.1          475,000      7.6        607,000      6.2


Reserves                                 1,485,450      6.8        1,462,500     23.4      6,998,900     71.5
                                         ---------      ---        ---------     ----      ---------     ----

Percent invested as of
  close of offering                     17,508,000     79.9        4,019,500     64.3      1,539,000     15.7

Acquisition costs:
  Prepaid items and fees
   related to purchase of
   property                                129,000      0.6            8,000      0.1         37,000      0.4
  Cash down payments (b)                15,807,000     72.1        3,689,500     59.1        837,000      8.5
  Acquisition fees                       1,572,000      7.2          322,000      5.1        665,000      6.8
  Other                                        ---      -.-             ----      -.-            ---      -.-
                                         ---------      ---        ---------      ---        -------      ---

Total acquisition cost                  17,508,000     79.9        4,019,500     64.3      1,539,000     15.7

Percentage leverage (mortgage
  financing divided by total
  acquisition cost)                            54%                       49%


Date offering began                           7/96                     11/95                    6/97

Length of offering (months)                     13                         7                     (e)

Months to invest 90% of
  amount available for
  investment (measured from                     12                        22                      NA
  beginning of offering)
-------------------------------

(a) Consists of estimated legal, accounting, printing and other organization and offering expenses paid by the partnership directly or indirectly through the sponsor.
(b) Represents the capital contributions of the partnership paid or the required payments to be paid to the local limited partnerships.
(c) Selling commissions were first paid to an affiliated broker-dealer which reallowed all selling commissions to non-affiliates.
(d)  Not all properties have been identified as of December 31, 1997.
(e)  The offering was continuing as of December 31, 1997.



                                      A-5
                                   UNAUDITED






                                     TABLE I

                    EXPERIENCE IN RAISING AND INVESTING FUNDS
                      (January 1, 1995 - December 31, 1997)
                         P R I V A T E   O F F E R I N G S



                                              One                        Three
                                         Partnership                 Partnership
                                        Organized in                Organized in
                                            1995           %             1997(d)        %
                                        ------------     ---        ------------       --

Dollar amount offered                   $15,000,000                  $67,000,000
                                        ===========                  ===========

Dollar amount raised                     15,000,000    100.0          66,859,000    100.0

Less offering expenses:
  Selling commissions & discounts
  paid to non-affiliates (c)                337,500      2.2           1,517,000      2.3
  Organizational expenses (a)               337,500      2.2           1,488,000      2.2
  Reserves                                  591,000      4.0           1,707,000      2.5
                                            -------      ---           ---------      ---

Percent invested as of
  close of offering                      13,734,000     91.6          62,147,000     93.0

Acquisition costs:
  Prepaid items and fees
    related to purchase of
    property                                150,000      1.0
  Cash down payments (b)                 12,984,000     86.6          58,599,000     87.7
  Acquisition fees                          600,000      4.0           2,742,000      4.1
  Other                                      -----       -.-             806,000      1.2
                                         ----------      ---             -------      ---


Total acquisition cost                   13,734,000     91.6          62,147,000     93.0

Percent leverage (mortgage
  financing divided by total
  acquisition cost)                             60%                          55%

Date offering began                            3/95                      Various

Length of offering (months)                       7                      Various

Months to invest 90% of
  amount available for
  investment (measured from
  beginning of offering)                         11                      Various
------------------------------

(a) Consists of estimated legal, accounting, printing and other organization and offering expenses paid by the partnership directly or indirectly through the sponsor.
(b) Represents the capital contributions of the partnership paid or the required payments to be paid to the local limited partnerships.
(c) Selling commissions were first paid to an affiliated broker-dealer which reallowed all selling commissions to non-affiliates.
(d)      Not all properties have been identified as of December 31, 1997.



                                      A-6
                                   UNAUDITED

                                    TABLE II

TABLE II presents information concerning the cumulative compensation paid to the Sponsor for the period from January 1, 1995 to December 31, 1997 with respect to programs presented in TABLE I and on an aggregate basis with respect to all other programs which have been sponsored by the Sponsor.





                                                     TABLE II

                                              COMPENSATION TO SPONSOR
                                       (January 1, 1995 - December 31, 1997)



                                                   HTCF V-3         HTCF V-4         CHTC IV-5        HTCF VI-5
                                                   ________         _________        _________        _________(b)


Date offering commenced                                7/95             7/96             11/95             6/97

Dollar amount raised                            $17,559,000      $21,920,450        $6,253,000       $9,795,400

Amount paid to sponsor from
  proceeds of offering: (a)
     Underwriting fees                                    0                0                 0                0
     Acquisition fees                             1,008,400        1,272,416           322,000          665,000
     Syndication fee                                      0                0                 0                0
     Other                                                0          219,200             7,200          196,000

Dollar amount of cash generated
  from (used in) operations before
  deducting payments to sponsor                     142,606           78,689           231,448          (2,873)

Amount   paid   to   sponsor    from
operations:                                               0                0                 0                0
   Property management fees                         110,000           30,000            10,000                0
   Partnership management fees                            0                0                 0                0
   Reimbursements                                         0                0                 0                0
   Leasing commissions

Dollar amount of property sales and
  refinancing before deducting payments
  to sponsor:                                             0                0                 0                0
     Cash                                                 0                0                 0                0
     Notes

Amount paid to sponsor from property
 sales and refinancing:
     Real estate commissions                              0                0                 0                0
     Incentive fee                                        0                0                 0                0
     Other                                                0                0                 0                0
------------------------------------

(a) Represents amounts paid to sponsor which were not reallowed to non-affiliates.
(b)      The offering was continuing as of December 31, 1997.


                                      A-8
                                   UNAUDITED



                                    TABLE II

                             COMPENSATION TO SPONSOR
                      (January 1, 1995 - December 31, 1997)



                                                 HTCF IV-2           CHTC IV-4         Other Public
                                                                                       Programs (b)


Date offering commenced                               9/94                9/94       1994 and prior

Dollar amount raised                           $15,241,000         $11,099,000                  N/A

Amount paid to sponsor from
  proceeds of offering: (a)
     Underwriting fees                                   0                   0                    0
     Acquisition fees                            1,058,000             661,000                    0
     Syndication fee                                     0                   0                    0
     Other                                               0              12,800                    0

Dollar amount of cash generated
  from (used in) operations before
  deducting payments to sponsor                      6,000             292,444              295,102

Amount   paid   to   sponsor    from
operations
   Property management fees                              0                   0                    0
   Partnership management fees (c)                 161,000             105,000              581,000
   Reimbursements                                        0                   0                    0
   Leasing commissions                                   0                   0                    0

Dollar amount of property sales and
  refinancing before deducting
  payments to sponsor:
     Cash                                                0                   0               51,407
     Notes                                               0                   0                    0


Amount paid to sponsor from property
  sales and refinancing:
     Real estate commissions                             0                   0                    0
     Incentive fee                                       0                   0                    0
     Other                                               0                   0                    0
------------------------------------

(a) Represents amounts paid to sponsor which were not reallowed to non-affiliates.
(b)      Included 8 public programs.
(c) Partnership management fees were paid from partnership reserves in the instances where amounts paid to sponsor from operations exceed dollar amount of cash generated from operations.


                                      A-9
                                   UNAUDITED




                                    TABLE II

                             COMPENSATION TO SPONSOR
                      (January 1, 1995 - December 31, 1997)



         -------------------------P  R  I  V  A  T  E   O F F E R I N G S---------------------



                                                    One             Three        All Other
                                            Partnership      Partnerships         Private
                                           Organized in      Organized in         Private
                                                1995              1997       Partnerships(a)


Date offering commenced                            3/95           Various     1994 & prior

Dollar amount raised                        $15,000,000       $66,859,433              N/A

Amount paid to sponsor from
  proceeds of offering: (c)
     Underwriting fees                                0                 0                0
     Acquisition fees                           600,000         2,742,000                0
     Syndication fee                                  0                 0                0
     Other                                            0           807,000                0

Dollar amount of cash generated
  from (used in) operations before
  deducting payments to sponsor                 211,081           (3,543)              N/A

Amount paid to sponsor from operations:
   Property management fees                           0                 0                0
   Partnership management fees (b)               30,000                 0          326,000
   Reimbursements                                     0                 0                0
   Leasing commissions                                0                 0                0

Dollar amount of property sales and
  refinancing before deducting
  payments to sponsor:
     Cash                                             0                 0                0
     Notes                                            0                 0                0


Amount paid to sponsor from property
 sales and refinancing:
     Real estate commissions                          0                 0                0
     Incentive fee                                    0                 0                0
     Other                                            0                 0                0
------------------------------------

(a)  Includes 45 private programs.
(b) Partnership management fees were paid from partnership reserves in the instances where amounts paid to sponsor from operations exceed dollar amount of cash generated from operations.
(c) Represents amounts paid to sponsor which were not reallowed to non-affiliates

                                      A-10
                                   UNAUDITED

                                    TABLE III

TABLE III presents the operating results for all partnerships sponsored by the Sponsor which closed during the five years ended December 31, 1997. The prior partnerships are structured as investment partnerships acquiring interests in operating partnerships. The investment partnerships account for such investments using the equity method of accounting which recognizes each of such partnership's pro rata share of the operating partnership's total income or loss. Revenues generated by the investment partnerships consist substantially of interest on short-term investments. This interest income generally decreases after the initial two years of operations as funds available for investment decrease. This decrease in funds arises from the investment partnership's payments of capital contributions due.

The prior public partnerships, one of the prior private partnerships closed in 1994 and all of the prior private partnerships closed in 1995 and 1997 report on a GAAP basis and, accordingly, "Cash generated (or used) from operations" is per each program's Statement of Cash Flows. The remaining prior private programs maintain their books and records on the tax basis of accounting and not on a GAAP basis, and "Cash generated (or used) from operations" for such programs is per their respective books and records. The significant difference is that depreciation expense on a tax basis as compared to a GAAP basis is greater in the early years of operations.

Other information included in the table includes data on cash generated from operations and tax and cash distribution information per $1,000 invested, including Tax Credit allocations.




                                    TABLE III

                       OPERATING RESULTS OF PRIOR PROGRAMS




                                    /-------------------------------------- HTCF III ---------------------------\




                                       1992(a)        1993        1994        1995          1996        1997
                                       -------        ----        ----        ----          ----        ----

Gross revenue                         $  45,236  $  137,116    $ 87,521   $  57,741   $   16,756     $11,158
Less:
   Operating expenses                    13,036     120,054     313,134     314,320      394,781     320,565
   Interest                                 679           0           0           0            0           0
   Depreciation and amortization          3,394      24,478      45,724      47,176       47,176      47,248
Equity in losses in local partnerships   68,933     779,251   1,323,487   1,312,540    1,406,638   1,230,014
                                      ---------   ---------   ---------  -----------   ---------   ---------

Net income (loss) - GAAP basis          (40,806)  (786,667)  (1,594,824) (1,616,295) (1,831,839)  (1,586,669)

Taxable income (loss) from operations   (36,895)  (850,051)  (1,594,118) (1,715,667) (1,820,369)  (1,877,413)

Cash generated (used) from operations    53,333   (393,615)     (38,224)    (16,170)    (73,931)    (135,974)
Cash generated from sales                     0           0           0           0            0           0
Cash generated from refinancing               0           0           0           0            0           0

Less: Cash distributions to investors         0           0           0           0            0           0

Cash generated (deficiency) after cash
  distributions and special items        53,333   (393,615)    (38,224)    (16,170)     (73,931)   (135,974)


TAX AND DISTRIBUTION DATA PER $1,OOO INVESTED

Federal income tax results
  Ordinary income (loss)
     From operations                     (b)(9)     (b)(77)       (105)       (113)        (120)       (124)
     From gain on sale                       0           0           0           0            0           0

Federal tax credits                       (b)4       (b)68         119         152          157         157
California tax credits                       0           0           0           0            0           0

Cash distributions to investors              0           0           0           0            0           0

Amount (in percentage terms)
 remaining invested in program
 properties   at   end   of   year
(original total acquisition costs of
properties retained divided by the
total original acquisition costs
of all properties                          100         100         100         100          100         100

--------------------------------

(a)      Partial year of operations.
(b) Tax losses and tax credits allocated to an investor in the first two years are dependent upon an investor's entry date. Amount shown is that allocated to initial investors.



                                      A-12
                                   UNAUDITED


                                    TABLE III
                       OPERATING RESULTS OF PRIOR PROGRAMS




                               /------------------------------------ CHTC III ------------------------------\



                                        1993(a)           1994         1995          1996         1997
                                        -------           ----         ----          ----         ----

Gross revenue                         $  22,885     $  156,271    $  145,959     $  74,947     $  57,279
Less:
   Operating expenses                     7,204         86,306       193,916       214,737       204,259
   Interest                                   0              0             0             0             0
   Depreciation and amortization              0         41,757        57,466        57,933        58,596
Equity in losses in local partnerships   33,260        352,511     1,155,114     1,132,216     1,028,617
                                         ------      ---------     ---------     ---------   ---------

Net income (loss) - GAAP basis          (17,579)      (324,303)   (1,260,537)   (1,329,939)   (1,234,193)

Taxable income (loss) from operations   (30,475)      (388,247)   (1,279,818)   (1,523,381)   (1,307,843)

Cash generated (used) from operations    (9,831)      (225,005)       437,400     (143,337)       (6,960)
Cash generated from sales                     0              0             0             0             0
Cash generated from refinancing               0              0             0             0             0


Less: Cash distributions to investors         0              0             0             0             0

Cash generated (deficiency) after cash
 distributions and special items         (9,831)      (225,005)       437,400     (143,337)       (6,960)


TAX AND DISTRIBUTION DATA PER $1,OOO INVESTED

Federal income tax results
  Ordinary income (loss)
     From operations                     (b)(6)        (b)(28)          (70)          (84)          (72)
     From gain on sale                       0              0             0             0             0

Federal tax credits                       (b)6          (b)32            95           112           113
California tax credits                       0          (b)48            85            85            66

Cash distributions to investors              0              0             0             0             0

Amount (in percentage terms)
 remaining invested in program
 properties   at  end   of   year
(original total acquisition costs
of properties retained divided by
total original acquisition costs
of all properties)                         100            100           100           100           100

--------------------------------

(a)      Partial year of operations.
(b) Tax losses and tax credits allocated to an investor in the first two years are dependent upon an investor's entry date. Amount shown is that allocated to initial investors.



                                      A-13
                                   UNAUDITED





                                    TABLE III
                       OPERATING RESULTS OF PRIOR PROGRAMS



                                     /-----------------------------HTCF IV-1-------------------------------\



                                        1994(a)          1995       1996(c)     1997(c)
                                        -------          ----       -------     -------

Gross revenue                         $  85,261    $   66,645    $  51,654    $  26,663
Less:
   Operating expenses                    47,149        53,536       51,467       54,302
   Interest                                   0             0            0            0
   Depreciation and amortization         20,797        30,926       31,032       31,122
Equity in losses in local partnerships  413,316       727,986      837,908      776,599
                                        -------     ---------      -------      -------

Net income (loss) - GAAP basis         (396,001)     (745,803)    (868,753)    (835,360)

Taxable income (loss) from operations  (417,185)     (874,044)    (982,635)  (1,094,717)

Cash generated (used) from operations    46,649        19,058        6,440      (57,639)
Cash generated from sales                     0             0            0            0
Cash generated from refinancing               0             0            0            0

Less: Cash distributions to investors         0             0            0            0

Cash generated (deficiency) after cash
  distributions and special items        46,649        19,058        6,440      (57,639)


TAX AND DISTRIBUTION DATA PER $1,OOO INVESTED

Federal income tax results
  Ordinary income (loss)
     From operations                    (b)(59)          (87)         (97)        (108)
     From gain on sale                       0             0            0            0

Federal tax credits                      (b)32           101          136          143
California tax credits                       0             0            0            0

Cash distributions to investors              0             0            0            0

Amount (in percentage terms)
 remaining invested in program
 properties at end of year
 (original total acquisition costs
 of properties retained divided
 by total original acquisition costs
 of all properties)                        100           100          100          100

--------------------------------

(a)       Partial year of operations.
(b) Tax losses and tax credits allocated to an investor in the first year are dependent upon an investor's entry date. Amount shown is that allocated to initial investor.
(c)       Based on unaudited information as final audit not yet completed.



                                      A-14
                                   UNAUDITED




                                                           TABLE III
                                               OPERATING RESULTS OF PRIOR PROGRAMS

                                   /-------------------------HTCT IV-2----------------------\


                                         1994(a)          1995         1996        1997
                                   -------------  ------------         -----       -------

Gross revenue                         $    3,475      $179,927     $ 161,610    $   65,717
Less:
   Operating expenses                     27,269        57,965        60,777        66,517
   Interest                                    0        39,148         5,350             0
   Depreciation and amortization           1,638        26,208        40,109        40,823
Equity in losses in local partnerships   240,698       628,521       628,631       737,115
                                       ---------     ---------       -------       -------

Net income (loss) - GAAP basis          (266,130)     (571,915)     (573,257)     (769,084)

Taxable income (loss) from operations   (228,979)     (702,048)     (641,050)     (928,847)

Cash generated (used) from operations    (25,518)        62,653        60,895       52,765
Cash generated from sales                      0             0             0             0
Cash generated from refinancing                0             0             0             0

Less: Cash distributions to investors          0             0             0             0

Cash generated (deficiency) after cash
  distributions and special items        (25,518)       62,653        60,895        52,765


TAX AND DISTRIBUTION DATA PER $1,OOO INVESTED

Federal income tax results
  Ordinary income (loss)
     From operations                     (b)(82)       (b)(58)          (41)          (59)
     From gain on sale                        0             0             0             0

Federal tax credits                       (b)21         (b)70           105           113
California tax credits                        0             0             0             0

Cash distributions to investors               0             0             0             0

Amount (in percentage terms)
 remaining invested in program
 properties   at  end   of   year
(original total acquisition costs
of properties retained divided by
total original acquisition costs
of all properties)                          100           100           100           100

--------------------------------

(a)      Partial year of operations.
(b) Tax losses and tax credits allocated to an investor in the first two years are dependent upon an investor's entry date. Amount shown is that allocated to initial investor.

                                      A-15
                                   UNAUDITED


                                    TABLE III
                       OPERATING RESULTS OF PRIOR PROGRAMS




                                                  /----------------------CHTC IV-4-----------------------\



                                                          1994(a)             1995           1996              1997
                                                          -------             -----          -----             ----

Gross revenue                                          $    1,613     $    160,888     $   147,254       $   65,307
Less:
   Operating expenses                                      13,399           41,325          51,488           45,130
   Interest                                                     0           79,853               0                0
   Depreciation and amortization                                0           16,056          24,865           25,419
Equity in (income) losses in  local partnerships           (2,212)         100,224         528,288          806,639
                                                          -------        ---------       ---------          -------

Net income (loss) - GAAP basis                             (9,574)         (76,570)       (457,387)        (811,881)

Taxable (income) loss from operations                     (11,786)         (60,108)       (566,147)        (778,340)

Cash generated (used) from operations                       1,602           26,322          95,766          110,356
Cash generated from sales                                       0                0               0                0
Cash generated from refinancing                                 0                0               0                0


Less: Cash distributions to investors                           0                0               0                0

Cash generated (deficiency) after cash
  distributions and special items                           1,602           26,322          95,766          110,356

TAX AND DISTRIBUTION DATA PER $1,OOO INVESTED

Federal income tax results
  Ordinary income (loss)
     From operations                                       (b)(12)          (b)(9)             (49)             (69)
     From gain on sale                                          0               0                0                0

Federal tax credits                                             0            (b)18              64               86
California tax credits                                          0            (b)53              70               90

Cash distributions to investors                                 0                0               0                0

Amount (in percentage terms)
 remaining invested in program
 properties   at  end   of   year
(original total acquisition costs
of properties retained divided by
total original acquisition costs
of all properties)                                            100              100             100              100

--------------------------------

(a)      Partial year of operations.
(b) Tax losses and tax credits allocated to an investor in the first two years are dependent upon an investor's entry date. Amount shown is that allocated to initial investors.



                                      A-16
                                   UNAUDITED


                                    TABLE III
                       OPERATING RESULTS OF PRIOR PROGRAMS


                                   /--------------------------HTCF V-3----------------------\

                                                1995(a)          1996           1997
                                                -------          ----           -------

Gross revenue                                $    3,487      $   209,940     $   121,703
Less:
   Operating expenses                            12,379           69,130          66,884
   Interest                                           0                0               0
   Depreciation and amortization                    454           23,436          34,605
Equity in losses in local partnerships              343          185,071         789,697
                                                  -----          -------         -------

Net income (loss) - GAAP basis                    9,689          (67,697)       (769,483)

Taxable income (loss) from operations             2,522         (128,969)     (1,060,301)

Cash generated (used) from operations             3,402           34,885         102,215
Cash generated from sales                             0                0               0
Cash generated from refinancing                       0                0               0

Less: Cash distributions to investors                 0                0               0

Cash generated (deficiency) after cash
  distributions and special items                 3,402           34,885         102,215

TAX AND DISTRIBUTION DATA PER $1,OOO INVESTED

Federal income tax results
  Ordinary income (loss)
     From operations                               (b)2           (b)(26)            (58)
     From gain on sale                                0                0               0

Federal tax credits                                (b)3            (b)62              84
California tax credits                                0                0               0

Cash distributions to investors                    (c)5                0               0

Amount (in percentage terms)
 remaining invested in program
 properties   at   end   of   year
(original total acquisition costs of
properties retained divided by total
original acquisition costs of all
properties)                                         100              100             100

--------------------------------

(a)       Partial year of operations.
(b) Tax income (losses) and tax credits allocated to an investor in the first two years are dependent upon an investor's entry date. Amount shown is that allocated to initial investors.
(c)       This amount was distributed in 1995 by the general partner.

                                      A-17
                                   UNAUDITED



                                    TABLE III
                       OPERATING RESULTS OF PRIOR PROGRAMS


                                              /-------HTCF V-4---------\     /-------CHTC IV-5-------\      HTCF VI-5


                                                1996 (a)         1997(c)       1996(a)      1997            1997(a)
                                               ---------         -------       -------      -------         -------

Gross revenue                                 $   15,529     $   225,609   $    54,573   $  78,454        $  10,012
Less:
   Operating expenses                             30,183          68,263         1,393      25,517            7,843
   Interest                                            0               0             0           0                0
   Depreciation and amortization                   2,851          42,034         7,753      11,352            2,256
Equity in losses (income) in local partnerships   29,329         225,000          (15)     146,305           (2,395)
                                                  ------        --------         -----     -------           -------

Net income (loss) - GAAP basis                   (46,834)       (109,688)       45,442    (104,720)            2,308

Taxable income (loss) from operations            (23,166)        (97,159)       45,427     (84,003)            9,308

Cash generated (used) from operations              4,010          44,679       159,328     (39,216)           (2,873)
Cash generated from sales                              0               0             0           0                0
Cash generated from refinancing                        0               0             0           0                0

Less: Cash distributions to investors                  0               0             0           0                0

Cash generated (deficiency) after cash
  distributions and special items                  4,010          44,679       159,328     (39,216)          (2,873)


TAX AND DISTRIBUTION DATA PER $1,OOO INVESTED

Federal income tax results
  Ordinary income (loss)
     From operations                                (b)5          (b)(4)         (b)10        (13)            (b)(1)
     From gain on sale                                 0              0              0          0                 0

Federal tax credits                                (b)14             19              0         31                 0
California tax credits                                 0              0              0         67                 0

Cash distributions to investors                        0              0              0          0                 0

Amount (in percentage terms)
 remaining invested in program
 properties   at  end   of   year
(original total acquisition costs
of properties retained divided by
total original acquisition costs
of all properties)                                   100             100           100        100               100

--------------------------------

(a)        Partial year of operations.
(b) Tax income (losses) and tax credits allocated to an investor in the first two years are dependent upon an investor's entry date. Amount shown is that allocated to initial investors.
(c)        Based on unaudited information as final audit not yet completed.

                                      A-18
                                   UNAUDITED





                                    TABLE III
                       OPERATING RESULTS OF PRIOR PROGRAMS





                                                                      FOUR PRIVATE
                                   /------------------OFFERINGS CLOSED DURING 1993------------------------\



                                        1993(a)          1994        1995          1996           1997
                                        ------          -----        ----          ----           ----


Gross revenue                        $  130,878    $  332,016  $  242,791      $ 147,841      $  85,512
Less:
   Operating expenses                     2,834        16,958      10,944         23,613         27,073
   Interest                               6,111        14,094      14,427              0          4,091
   Depreciation and amortization         13,808        12,262      15,457         13,863         13,863
Equity in losses in local partnerships  435,734       959,693     878,965        805,025        670,896
                                        -------       -------     -------        -------        -------

Net income (loss) - GAAP basis         (327,609)     (670,691)   (677,002)      (694,660)      (630,411)

Cash generated (used) from operations   121,645       302,422       6,094        124,228         55,638
Cash generated from sales                     0             0           0              0              0
Cash generated from refinancing               0             0           0              0              0

Less: Cash distributions to investors         0             0           0              0              0

Cash generated (deficiency) after cash
  distributions and special items       121,645       302,422       6,094        124,228         55,638


TAX AND DISTRIBUTION DATA PER $1,OOO INVESTED

Federal income tax results
  Ordinary income (loss)
     From operations                    (b)(48)         (113)       (112)          (114)          (105)
     From gain on sale                       0             0           0              0              0

Federal tax credits                         49           101         126            130            130
California tax credits                      46            46          46             27              0

Cash distributions to investors              0             0           0              0              0

Amount (in percentage terms)
 remaining invested in program
 properties   at   end   of   year
(original total acquisition costs of
properties retained divided by total
original acquisition costs of all
properties)                                100           100         100            100            100

--------------------------------

(a)        Partial year of operations.
(b) Tax loss and tax credits allocated to an investor in the first year are dependent upon an investor's entry date. Amount shown is that allocated to initial investors.

                                      A-19
                                   UNAUDITED




                                   TABLE III
                       OPERATING RESULTS OF PRIOR PROGRAMS



                                                                                      TWO PRIVATE
                                                         /----------------------OFFERINGS CLOSED DURING 1994----------------------\



                                                              1994(a)              1995          1996           1997
                                                              -------              ----          ----           ----

Gross revenue                                               $   7,619        $  112,058     $   67,700    $   23,771
Less:
   Operating expenses                                         111,523            36,529         54,699        55,471
   Interest                                                         0                 0              0             0
   Depreciation and amortization                                1,305            12,906         37,940        37,490
   Equity in losses in local partnerships                     129,352           861,238      1,285,203     1,002,071
                                                            ---------         ---------    -----------     ---------

Net income (loss) - Tax basis for WNC Tax Credits XXX;       (234,561)         (798,615)    (1,310,142)   (1,071,261)
   GAAP basis for ITC I
Cash generated (used) from operations                         (39,826)          (61,055)        13,001       (47,895)
Cash generated from sales                                           0                 0              0             0
Cash generated from refinancing                                     0                 0              0             0

Less:  Cash distributions to investors                              0                 0              0             0

Cash generated (deficiency) after cash
  distributions and special items                             (39,826)          (61,055)        13,001       (47,895)

TAX AND DISTRIBUTION DATA PER $1,OOO INVESTED

Federal income tax results
  Ordinary income (loss)
     From operations                                             (24)             (101)          (158)          (89)
     From gain on sale                                             0                 0              0             0

Federal tax credits                                               11                74            126           139
Federal historic rehabilitation credits                           41                31              0             0
California tax credits                                             0                 0              0             0

Cash distributions to investors                                    0                 0              0             0

Amount (in percentage terms) remaining
invested in program properties at end of
year(original total acquisition costs
of properties retained divided by total
original acquisition costs of all properties)                    100               100            100           100
--------------------------------

(a)      Partial year of operations.

                                      A-20
                                   UNAUDITED



                                    TABLE III
                       OPERATING RESULTS OF PRIOR PROGRAMS



                                          ONE PRIVATE                                 THREE PRIVATE
                                ---OFFERING CLOSED DURING 1995---           ---OFFERINGS CLOSED DURING 1997---




                                          1995           1996        1997                 1997(a)(c)
                                   ------------         -----       -------               ----------


Gross revenue                        $   58,335     $  138,052    $   24,580              $   143,148
Less:
   Operating expenses                   126,526        102,922       129,739                   49,871
   Interest                                   0              0             0                  231,390
   Depreciation and amortization          6,099         32,616        49,364                  661,316
Equity in losses in local partnerships  161,903        453,545       739,326                  703,774
                                       --------       --------       -------                  -------

Net income (loss) - GAAP basis         (236,193)      (451,031)     (893,849)              (1,503,203)

Taxable (income) loss from  operations (146,497)      (716,986)   (1,232,653)              (1,733,726)

Cash generated (used) from operations   (74,596)       (44,733)      193,726                   (3,543)
Cash generated from sales                     0              0             0                        0
Cash generated from refinancing               0              0             0                        0

Less: Cash distributions to investors         0              0             0                        0

Cash generated (deficiency) after cash
  distributions and special items       (74,596)       (44,733)      193,726                   (3,543)


TAX AND DISTRIBUTION DATA PER $1,OOO INVESTED

Federal income tax results
  Ordinary income (loss)
     From operations                    (b)(10)           (48)           (81)                  (b)(30)
     From gain on sale                       0              0              0                        0

Federal tax credits                       (b)7             59            129                       22
California tax credits                       0              0              0                        8

Cash distributions to investors              0              0              0                        0

Amount (in percentage terms)
 remaining invested in program
 properties   at  end   of   year
(original total acquisition costs of
properties retained divided by
total original acquisition costs
of all properties)                         100            100            100                      100

--------------------------------

(a)        Partial year of operations.
(b) Tax loss and tax credits allocated to an investor in the first year are dependent upon an investor's entry date. Amount shown is that allocated to initial investors.
(c)        Based on unaudited information as final audit not yet completed.

                                      A-21
                                   UNAUDITED

                                     TABLE V

TABLE V presents the sales or disposals of property by partnerships sponsored by the Sponsor during the three years ended December 31, 1997. The two sales were in Shelter Resource Fund which is presented in TABLE II under other public programs.



                                    TABLE V
                        SALES OR DISPOSALS OF PROPERTIES
                     (January 1, 1995 - December 31, 1997)


                            SHELTER RESOURCE FUND




                                                          FOLSOM GARDEN I       FOLSOM GARDEN II

Date property acquired                                           11/30/83               11/30/83
Date of sale                                                      1/30/97(a)             1/30/97(a)


Selling  Price,  Net of  Closing  Costs and
GAAP Adjustments:

  Cash received (disbursed) net of closing costs                $(216,345)               $117,454
  Mortgage  balance and accrued interest at time of sale        1,918,394               1,586,941
  Purchase money mortgage taken back
     by program                                                         0                       0
  Adjustments resulting from application
     of GAAP                                                            0                       0
  Total                                                       1,702,049(b)           1,704,395(b)

Cost of  Properties  Including  Closing and
Soft Costs

Original mortgage financing                                     1,200,000              1,200,000
  Total acquisition cost, capital
  improvement, closing and soft costs(c)                          369,716                362,120
  Total                                                         1,569,716              1,562,120

Excess (Deficiency) of Property
 Operating Cash Receipts Over Cash
 Expenditures(d)                                                 $(27,339)              $140,954

---------------------------------

(a)      Sales were not to related parties.
(b)      All taxable income was reported as Section 1231 income.
         Neither sale will be reported as an installment sale.
(c)      Amounts shown do not include pro rata share of original offering costs.
(d) Costs incurred in the administration of the partnership and not related to the operation of the property are not included.

                                      A-23
                                   UNAUDITED

                                                                     EXHIBIT B



                 WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 6
                               FIRST AMENDMENT TO
                        AGREEMENT OF LIMITED PARTNERSHIP



         The AGREEMENT OF LIMITED PARTNERSHIP of WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 6 dated as of March 3, 1997 among WNC & Associates, Inc., as General Partner, John B. Lester, Jr., as Initial Limited Partner, and those Persons admitted to the Partnership as Additional Limited Partners, is hereby amended by the General Partner and the Initial Limited Partner as follows:

     1. The definition of "Return on Investment" included in Article 1 thereof is hereby amended to read in its entirety as follows:

         "Return on Investment" means an annual, cumulative, but not compounded, "return" to the Limited Partners as a class on their Adjusted Capital Contributions commencing for each such Limited Partner on the last day of the calendar quarter during which the Limited Partner's Capital Contribution is received by the Partnership, calculated at the following annual rates: (i) 11% through December 31, 2008 and (ii) 6% for the balance of the Partnership's term.

     2. Section 4.3.1 thereof shall be amended to read in its entirety as follows:

     4.3.1. Unless Section 4.3.3 applies, if there is an aggregate Loss remaining, such remaining aggregate Loss shall be allocated:

         (i) First, to the extent of the positive Capital Account balances of the Partners, in such manner and amount as is necessary to cause such balances, as so adjusted, to be in the ratio of 99.9% to the Limited Partners and 0.1% to the General Partner until such balances are reduced to zero;

         (ii) Second, to the extent of the excess of Partnership Minimum Gain over the aggregate negative Capital Account balances of the Partners with such balances, to the General Partner and the Limited Partners in such manner and


                                       B-1

wncnat6-e1/exhB.wpd
amount as is necessary to cause their negative Capital Account balances, as so adjusted, to be in the ratio of 99.9% to the Limited Partners and 0.1% to the General Partner; and

         (iii) Third, to the General Partner.

     3. Section 4.3.2 thereof shall be amended to read in its entirety as follows:

     4.3.2. Unless Section 4.3.3 applies, if there is an aggregate Profit remaining, such remaining aggregate Profit shall be allocated:

         (i) First, in the event that the Limited Partners have an aggregate positive Capital Account balance and the General Partner has a negative Capital Account balance or vice versa, to the class of Partners with and to the extent of such negative balances;

         (ii) Second, to the extent of the aggregate negative Capital Account balances of the Partners, to the Limited Partners and the General Partner in such manner and amount as is necessary to cause the negative Capital Account balances of such Partners, as so adjusted, to be in the ratio of 99.9% to the Limited Partners and 0.1% to the General Partner; and

         (iii) Third, to the Limited Partners to the extent that their positive Capital Account balances are less than their Adjusted Capital Contributions.

     4. Section 4.4.1(i) thereof shall be amended to read in its entirety as follows:

         4.4.1.(i) The provisions of this Agreement related to the maintenance of Capital Accounts, the allocation of Profits and Losses for Tax Purposes and Tax Credits and the distribution of cash and property to the Partners are intended to comply with the requirements of Treasury Regulation Section 1.704-1(b) by causing the amount of such Profits and Losses for Tax Purposes to be allocated among the Partners' Capital Accounts so that the amount in their Capital Accounts as of the end of each fiscal year of the Partnership is equal to the Partners' Deemed Liquidation Distributions. Where there would be no Deemed Liquidation Distribution to the Partners, such provisions are intended to comply with the above-referenced Treasury Regulations by (a) limiting the maximum negative balance in the Capital Accounts of the Limited Partners, as a class, to an amount not in excess of their aggregate share (determined in accordance with Treasury Regulation Section 1.704-2(g)) of Partnership Minimum Gain, (b) allocating the Partnership's aggregate Nonrecourse Deductions to

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cause the negative Capital Account balances of the Limited Partners, as a class, and the General Partner to be in the ratio of 99.9% to the Limited Partners and 0.1% to the General Partner, and (c) allocating to the Partners an amount of gross income or gain of the Partnership to the extent necessary to cause the Partnership to comply with clauses (a) and (b) of this sentence at the end of each fiscal year of the Partnership. In addition, such provisions are intended to cause the amount distributable to each Partner in an actual distribution pursuant to Section 4.2.2 to equal the amount that would be distributable to each Partner if Section 4.2.1 rather than Section 4.2.2 applied to such distribution.

     5. Section 4.4.3(ix) thereof shall be amended to read in its entirety as follows:

         (ix)  Except  as  otherwise  expressly  provided  herein,   Nonrecourse
Deductions shall be allocated 99.9% to the Limited Partners and 0.1% to the General Partner.

     6. Section 4.5.1 thereof shall be amended to read in its entirety as follows:

         4.5.1. Except as provided in Section 4.5.2, in accordance with Treasury Regulation Section 1.704-1(b)(4)(ii), all expenditures giving rise to the allowance of any Tax Credits shall be allocated among the Partners in the manner in which the deductions arising from such expenditures are allocated among the Partners for the relevant taxable year, it being the intention of the Partners that such expenditures, including, without limitation, expenditures giving rise to the allowance of Low Income Housing Credits, be allocated 99.9% to the Limited Partners, as a class, and 0.1% to the General Partner.

         IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Partnership Agreement as of August 29, 1997.

                                        WNC & ASSOCIATES, INC.
                                        General Partner

                                        By:  /s/ JOHN B. LESTER, JR.
                                                 John B. Lester, Jr.,
                                                 President






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